EXHIBIT 10.1

                           Global Marine Inc.
                        777 N. ELDRIDGE PARKWAY
                       HOUSTON, TEXAS 77079-4493
                                 U.S.A.

TELEPHONE: 281/596-5100                                     MAILING ADDRESS:
TELEX: 765558                                               P.O. Box 4577
FAX: 281/531-1260            May 6, 1999           HOUSTON, TEXAS 77210-4577




Mr. C. Russell Luigs
Global Marine Inc.
777 N. Eldridge Parkway
Houston, Texas 77079

Dear Mr. Luigs:

     This letter will serve as evidence of an employment agreement by and among Global Marine Inc. ("GMI"), Global Marine Corporate
Services Inc. ("GMCSI"), as employer, and C. Russell Luigs, as employee.

GMI and GMCSI agree to continue Mr. Luigs' employment for a term commencing May 6, 1999, and expiring at the earlier of the time of GMI's annual meeting of stockholders in 2002 or May 31, 2002. During the term of Mr. Luigs' continued employment hereunder, he will initially serve as Chairman of the Executive Committee of the Board of Directors of GMI and will also serve in those other offices and directorships of GMI, GMCSI, and GMI's other subsidiaries and affiliates to which he may from time to time be appointed or elected. Mr. Luigs will also provide such additional services as the Chief Executive Officer of GMI may reasonably request from time to time; provided, however, that such additional services will not substantially increase the amount of time Mr. Luigs is currently required to devote to the performance of his employment obligations. Mr. Luigs may engage in passive investment and other business activities during the term of this agreement unless advised in writing by GMI or GMCSI that, in their reasonable opinion, such activities would materially interfere or conflict with Mr. Luigs' obligations hereunder.

     During all periods of continued employment hereunder, Mr. Luigs will receive a salary at the annual rate of $413,145, or such larger amount as may be established from time to time by the Board of Directors of GMI and approved by GMCSI. GMI and GMCSI agree to permit Mr. Luigs, during all periods of continued employment hereunder, if and to the extent eligible, to participate in any 401(k) plan, retirement plan, group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit plan or other so-called "fringe benefits" of GMI, GMCSI, or any other GMI subsidiary or affiliate which may be available to other employees on terms no less favorable to Mr. Luigs than the terms offered to such other employees, and Mr. Luigs will be provided with an automobile on terms no less favorable to Mr. Luigs than the terms pursuant to which he is currently being provided with an automobile. Mr. Luigs' may perform his obligations hereunder at such location or locations as may be selected by Mr. Luigs in his sole discretion.

     In the event that Mr. Luigs' employment or this agreement is terminated without his consent for reasons other than Cause, as hereinafter defined, prior to the earlier of the time of GMI's annual meeting of stockholders in 2002 or May 31, 2002, GMI and GMCSI will continue Mr. Luigs' salary until the earlier of the time of GMI's annual meeting of stockholders in 2002 or May 31, 2002. During this period, Mr. Luigs' group insurance benefits will be continued for him until similar benefits are provided through other employment and all stock options granted to Mr. Luigs by GMI will remain exercisable in accordance with their terms. "Cause" will mean willful and material acts of misconduct deliberately harmful to GMI, GMCSI, or any other GMI subsidiary or affiliate and will not mean inadequate performance or incompetence.

     In the event of a dispute or disagreement regarding the right of Mr. Luigs to receive any compensation or other benefit hereunder or the amount of such compensation or other benefit, Mr. Luigs will be reimbursed by GMI and GMCSI for any and all attorney's fees and other costs and expenses as and when expended by Mr. Luigs in connection with such dispute or disagreement, regardless of the outcome thereof. Further, in the event Mr. Luigs becomes entitled to any monies or benefits hereunder, GMI and GMCSI agree to pay such monies and provide such benefits without regard to any and all claims, offsets or causes of action which GMI or GMCSI may have against Mr. Luigs until such time, if ever, as GMI or GMCSI shall have obtained a final judgment in its favor in a court of competent jurisdiction regarding such claim, offset or cause of action.

     This agreement supersedes any and all prior employment agreements between Mr. Luigs and GMI or GMCSI.

     GLOBAL MARINE INC.               GLOBAL MARINE CORPORATE
                                      SERVICES INC.


     By:    s / Robert E. Rose        By:    s /Thomas R. Johnson
            Robert E. Rose                   Thomas R. Johnson
            President and CEO                Vice President

Accepted and Agreed:


s / C. Russell Luigs
C. Russell Luigs